                     AMENDED AND RESTATED EMPLOYMENT AGREEMENT

     THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this "Agreement"), made and entered into as of April 19, 1999, is by and between Lamonts Apparel, Inc., a Delaware corporation (the "Company"), and Loren R. Rothschild ("Executive").

     WHEREAS, this Agreement amends and restates the Employment Agreement, dated as of April 18, 1995, as amended as of January 31, 1998 (the "Effective Date"), between Executive and the Company (the "Existing Employment Agreement"), which amendment was entered into in connection with the Company's Modified and Restated Plan of Reorganization under Chapter 11 of the Bankruptcy Code (the "Plan of Reorganization" or "Plan").

     NOW, THEREFORE, the parties agree to amend and restate the Existing Employment Agreement in its entirety as follows:

     1.   EMPLOYMENT OF EXECUTIVE; TITLE.

          (a) EMPLOYMENT. The Company hereby agrees to employ Executive, and Executive agrees to enter into the employment of the Company, on the terms and conditions set forth in this Agreement. Executive agrees during the Term (as defined below) to devote such portion of his business and professional time, efforts, skills and abilities to the performance of his duties as stated herein and to the furtherance of the Company's business as the Chairman of the Board of Directors of the Company (the "Board") may reasonably direct.

          (b) TITLE. Executive's job title will be Vice Chairman of the Board and his duties will be those as are mutually determined by the Chairman and the Vice Chairman of the Board, consistent with the position of Vice Chairman, including advising on legal, financial and administrative functions of the Company.

          (c) BOARD MEMBERSHIP. The Company agrees that during the Term it will use its best efforts to cause Executive to be nominated for election to the Board at each annual meeting of stockholders of the Company and, if elected, the Company will appoint Executive to serve as Vice Chairman of the Board.

     2. TERM. Unless terminated at an earlier date in accordance with Section 8 hereof or extended in accordance with Section 9 hereof, the term of this Agreement (the "Term") shall commence as of the Effective Date and continue until April 1, 2001.

     3.   COMPENSATION.

          (a) BASE SALARY. Subject to Section 8 hereof, as compensation for Executive's services hereunder, the Company shall pay to Executive a base salary ("Base Salary") of $174,876 per year, payable in equal monthly installments of $14,573, in arrears at the end of each calendar month during the remainder of the Term.

          (b) INCREASES IN BASE SALARY. Executive's Base Salary shall be reviewed by the Board or the Compensation Committee of the Board no less frequently than on each January 31 during the Term. The Base Salary payable to Executive may be increased on each such date (and at such other times as such Board or the Compensation Committee of the Board (the "Compensation Committee") may deem appropriate during the Term) to such amount determined appropriate by such Board or the Compensation Committee; provided, however, that Executive's Base Salary shall be increased annually in a minimum amount equal to the cost-of-living increment as reported in the "Consumer Price Index, Los Angeles, California, All Items," published by the U.S. Department of Labor (using January 1, 1995 as the base date for comparison with respect to the increase to be made on January 31, 1998, and using January 1 of the immediately preceding year as the base date for comparison with respect to each annual increase to be made thereafter). Each such new Base Salary shall become the base for each successive year increase. Any increase in Base Salary or other compensation shall in no way limit or reduce any other obligations of the Company hereunder and, once established as an increased specified rate, Executive's Base Salary shall not be reduced unless Executive otherwise agrees in writing.

     4.   INTENTIONALLY OMITTED.

     5. TAX WITHHOLDING; WAIVER OF BENEFITS. The Company has the right to deduct from all compensation and amounts payable to Executive under this Agreement social security (FICA) taxes and all federal, state, municipal or other such taxes, deductions or charges as may now be in effect or that may hereafter be enacted or required. During the Term, Executive hereby waives, to the fullest extent permitted by applicable law, all benefits and executive perquisites provided to employees of the Company, including, without limitation, those provided to its senior executives (but excluding 401(k) benefits and benefits and perquisites provided to directors of the Company, including (without limitation), directors' and officers' liability insurance).

     6. EXPENSES. Executive acknowledges that the performance of his duties hereunder will require significant travel, primarily to Kirkland, Washington, and agrees to be present in such other locations at such other times as the Chairman of the Board may reasonably request. Executive shall be reimbursed by the Company, in accordance with its reimbursement policy from time to time in effect, for all reasonable and necessary out-of-pocket expenses incurred by him in performing his duties under this Agreement, including (without limitation) hotel, rental car, airfare and other reasonable travel expenses between Executive's home in Los Angeles, California, and Kirkland, Washington. Executive shall be furnished with a suitable office and secretarial assistance at the Company's headquarters.

     7.   CONFIDENTIAL INFORMATION.

          (a) CONFIDENTIALITY. Except as permitted or directed by the Board through written authorization, during the Term and for a period of two years thereafter, Executive shall not, and shall not permit any of his affiliates or representatives (collectively, "Representatives") to, divulge, furnish or make accessible to anyone or use in any way (other than in the ordinary course of the business of the Company) any confidential or secret knowledge or information of the Company which Executive or any of his Representatives has acquired or becomes acquainted with or will acquire or become acquainted with prior to the termination of this Agreement, whether developed by itself or by others, concerning any trade secrets, confidential or secret designs, directly or indirectly useful in any aspect of the business of the Company, any customer or supplier lists of the Company, any confidential or secret development or research work of the Company, or any other confidential information or secret aspects of the business of the Company. The foregoing obligations of confidentiality, however, shall not apply to disclosure of any knowledge or information that is required by any governmental agency or instrumentality to be disclosed or is now published or which subsequently becomes generally publicly known in the form in which it was obtained from the Company, other than as a direct or indirect result of the breach of this Agreement by Executive or any of his Representatives; provided that, in the case of a governmental agency or instrumentality seeking disclosure of such confidential material, Executive agrees to provide the Company with prompt notice, sufficient information and reasonable assistance so that the Company can seek an appropriate order or other appropriate remedy or, if the Company wishes, waive Executive's compliance with this Section 7.

          (b) CONFIDENTIAL MATERIALS. Upon termination of this Agreement and upon written request of the Company, Executive agrees to deliver promptly to the Company all written confidential or secret knowledge or information of the Company, including, without limitation, all analyses, compilations, studies or other documents or records prepared by Executive, his Representatives or any others, and all copies or other reproductions of any of the aforementioned items.

     8.   TERMINATION PRIOR TO A CHANGE IN CONTROL.

          (a) BASES FOR TERMINATION. Notwithstanding any other provision hereof, this Agreement and the relationship created hereunder between the Company and

Executive shall terminate prior to the expiration of the Term only upon the occurrence of any one of the following events (unless such termination occurs after the occurrence of a Change in Control in which case Section 9 shall apply and this Section 8 shall thereafter apply cumulatively with Section 9 hereof except to the extent otherwise provided in Section 9 hereof):

               (i) 30 days after delivery to Executive by the Company of written notice of the Company's voluntary and unilateral termination of this Agreement;

               (ii) 30 days after delivery to the Company by Executive of written notice of Executive's voluntary and unilateral termination of this Agreement; or

               (iii) the date of delivery of written notice from the Company to the Executive following the disability of Executive that renders him unable to perform his essential duties under this Agreement, even with reasonable accommodations that do not cause undue hardship to the Company, for at least 90 days out of any 120 consecutive day period;

               (iv) immediately after delivery to Executive by the Company of written notice of termination for "Cause"; or

               (v) the death of Executive; PROVIDED, HOWEVER, that in the event of the death of Executive, the Company shall pay the estate of Executive six months of Base Salary commencing with the next regular pay period after the date of his death.

               For purposes of this Agreement, "Cause" shall mean (A) any dishonest or fraudulent act or course of conduct by Executive, or other act or course of conduct by Executive constituting a criminal act or that results in improper gain or personal enrichment of Executive at the expense of the Company, or the commission by Executive of an act or a course of conduct involving moral turpitude, or Executive's insubordination to the Board; or (B) the engaging by Executive in willful misconduct or gross negligence that is injurious to the Company; or (C) a material breach by Executive of any of the terms or conditions of this Agreement or of policies reasonably established by the Board, or Executive's material neglect of his duties or of the Company's business, PROVIDED THAT, no such termination pursuant to this clause (C) shall be effective unless the Company shall have given Executive 30 days' prior written notice specifying the manner in which Executive's conduct or performance fails to comply with this clause (C) and Executive shall not have cured such non-complying conduct or performance within such 30-day period. Termination pursuant to clause (C) shall be effective 30 days after such notice unless such conduct has been cured in the good faith judgment of the Board.

          (b) EFFECT OF TERMINATION. If this Agreement is terminated by the Company pursuant to Section 8(a)(i), (A) Executive shall be entitled to receive only the unpaid portion of his Base Salary that would have been payable pursuant to
Section 3(a) during the Termination Period (defined below) had this Agreement not been so terminated, which shall be paid to Executive in arrears at the end of each calendar month during such period, plus any unreimbursed expenses payable pursuant to Section 6, which shall be paid to Executive within ten business days after the date that Executive submits to the Company reasonable documentation of such unreimbursed expenses; and (B) all options to purchase shares of capital stock of the Company held by Executive shall vest in full upon the date of such termination. At the Company's sole option, the Company may elect to pay Executive any remaining Base Salary due under this Section 8(b) in one lump sum, equal to the present value of such remaining Base
Salary payments at an effective annual interest rate of 10 percent. "Termination Period" shall mean the period beginning on the effective date of termination and ending on the last day of the Term.

     If this Agreement is terminated by Executive pursuant to Section 8(a)(ii) or by the Company pursuant to Section 8(a)(iii) and 8(a)(iv); Executive shall be entitled to receive only (A) his Base Salary payable pursuant to Section 3(a), pro-rated through the effective date of such termination, which shall be paid to Executive on the effective date of such termination, plus (B) any unreimbursed expenses payable pursuant to Section 6, which shall be paid to Executive within ten business days after the date that Executive submits to the Company reasonable documentation of such unreimbursed expenses.

     9.   TERMINATION FOLLOWING A CHANGE IN CONTROL.

          (a) If a Change in Control (as defined below) shall occur on or prior to the expiration of the Term or the earlier termination of this Agreement pursuant to Section 8(a), then the Term shall be extended by such number of months so that the Term shall end on a date that is the second anniversary of the occurrence of such Change in Control. If a Change in Control shall occur on or prior to the expiration of the Term or the earlier termination of this Agreement pursuant to Section 8(a), then if Executive's options have not fully vested, then upon occurrence of a Change in Control, on or after the Effective Date, all the Executive options, shall fully vest immediately upon such event. In the event that a Change in Control occurs, the provisions of this Agreement shall continue to apply except that (x) termination of Executive's employment by Executive for "Good Reason" (as defined below) shall be treated in the same manner as termination of Executive's employment by the Company without Cause; and (y) if Executive's employment with the Company is terminated without Cause or for Good Reason following (or is otherwise effected in connection with) a Change in Control, the Company shall pay Executive in a lump sum within 10 days of such date of termination, an amount equal to the present value (at an effective annual interest rate of 10 percent) of the Salary that would have been payable under this Agreement for the remainder of the Term.

          (b) As used herein, a "Change in Control" shall be deemed to have occurred if, subsequent to the date hereof:

               (i) any "person" (as such term is defined in Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), other than (i) Apollo Advisors, L.P., Lion Advisors, L.P., FMR Corp., Fidelity Management & Research Company, Fidelity Management Trust Company, any other beneficial owner of more than 10% of the Company's common stock as of January 31, 1998, or (ii) any investment fund managed by, or firm or group affiliated with any of the persons specified in clause (i) above, or any of their respective affiliates, becomes the beneficial owner, directly or indirectly, of either (A) a majority of the Company's outstanding common stock or (B) securities of the Company representing a majority of the combined voting power of the Company's then outstanding voting securities;

               (ii) a sale is made to any purchaser unaffiliated with the Company or any of the persons specified in clause (i) above of all or substantially all of the assets of the Company;

               (iii) a merger or consolidation of the Company is made with another corporation or other legal person unaffiliated with the Company or any of the persons specified in clause (i) above and if, immediately after such merger or consolidation, less than 70% of the combined voting power of the then-outstanding securities of such corporation or person are held, directly or indirectly, in the aggregate by the holders immediately prior to such transaction of the then-outstanding securities of the Company entitled to vote generally in the election of the Board; or

               (iv) if during any two consecutive years individuals who the beginning of such period constituted the Board (the "Incumbent Board"), cease for any reason to constitute at least two-thirds of the members of the Board; PROVIDED, HOWEVER, that if the election, or nomination for election by the Company's stockholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Agreement, be considered as a member of the Incumbent Board; PROVIDED, FURTHER, HOWEVER, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened "Election Contest" (as described in Rule 14a-11 promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a "Proxy Contest") including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest.

     In no event shall the term "Change in Control" be construed to include any change of control of the Company or any affiliate of the Company solely as a result of any exchange of equity for debt securities of the Company or any such affiliate upon consummation of a plan of reorganization for the Company in the Bankruptcy Case.

          (c) As used in this Agreement, "Good Reason" shall mean the occurrence (without Executive's express written consent) after or in connection with any Change in Control, of any of the following acts by the Company, or failures by the Company to act, unless, in the case of any act or failure to act described in clauses (i), (v) or (vi) below, such act or failure to act is corrected prior to the effective date of Executive's termination:

               (i) the assignment to Executive by the Company of any duties inconsistent with Executive's status as a senior executive officer of the Company or a substantial adverse alteration in the nature or status of Executive's responsibilities from those in effect immediately prior to the Change in Control;

               (ii) a reduction by the Company in Executive's Base Salary as in effect on the date hereof or as the same may be increased from time to time;

               (iii) the relocation of Executive's principal place of employment to a location more than 25 miles from Executive's principal place of employment immediately prior to the Change in Control or the Company's requiring Executive to be based anywhere other than such principal place of employment (or permitted relocation thereof) except for required travel on the Company's business to an extent substantially consistent with Executive's business travel obligations prior to the Change in Control;

               (iv) the failure of the Company to pay to Executive any portion of Executive's current compensation, or to pay to Executive any portion of an installment of deferred compensation under any deferred compensation program of the Company, within 7 days of the date such compensation is due;

               (v) the failure by the Company to continue in effect any compensation plan in which Executive participates immediately prior to the Change in Control that is material to Executive's total compensation (e.g., stock option, restricted stock, stock appreciation right, incentive compensation, bonus or other similar plan), unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue Executive's participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount or timing of payment of benefits provided and the level of Executive's participation relative to other participants, as existed immediately prior to the Change in Control; or

               (vi) the failure by the Company to continue to provide Executive with benefits substantially similar to those enjoyed by Executive under any of the

Company's pension, savings, life insurance, medical, health and accident, or disability plans in which Executive was participating immediately prior to the Change in Control, the taking of any other action by the Company that would directly or indirectly materially reduce any of such benefits or deprive Executive of any material fringe benefit enjoyed by Executive at the time of the Change in Control, or the failure by the Company to provide Executive with the number of paid vacation days to which Executive is entitled on the basis of years of service with the Company in accordance with the Company's normal vacation policy in effect at the time of the Change in Control.

          (d) Executive's right to terminate Executive's employment for Good Reason shall not be affected by Executive's incapacity due to physical or mental illness. Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.

          (e) For purposes of any determination regarding the existence of Good Reason, any claim by Executive that Good Reason exists shall be presumed to be correct unless the Company establishes to the Board by clear and convincing evidence that Good Reason does not exist.

          (f) LIMITATION ON PAYMENTS. In the event that the termination and other benefits provided for in this Agreement (the "Benefits") or otherwise payable to the Executive (i) constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), and (ii) but for this Section 9(f) would be subject to the excise tax imposed by
Section 4999 of the Code, then the Benefits under this Section 9 shall be payable either (A) in full, or (B) as to such lesser amount which would result in no portion of the Benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the excise tax imposed by Section 4999, results in the receipt by the Executive on an after-tax basis, of the greatest amount of the Benefits, notwithstanding that all or some portion of such Benefits may be taxable under Section 4999 of the Code.

          If a reduction in the Benefits is necessary to comply with the provisions of the preceding paragraph, the Executive shall be entitled to select which Benefits will be reduced and the manner and method of any such reduction of such Benefits. Within 30 days after the amount of any required reduction in Benefits is finally determined in accordance with the provisions of this Section 9(f), the Executive shall notify the Company and the Accounting Firm in writing regarding which Benefits are to be reduced. If no notification is given by the Executive, the Company will determine which Benefits to reduce. If, as a result of any reduction required by this Section 9(f), amounts previously paid to the Executive exceed the amount to which the Employee is entitled, the Employee will promptly return the excess amount to the Company.

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     Any determination (the "Determination") with respect to this Section 9(f)
shall be made at the Company's expense by an accounting firm selected by the Company (the "Accounting Firm"). The Accounting Firm shall provide its Determination that amounts otherwise payable would be subject to Section 4999, together with detailed supporting calculations and documentation to the Company and Executive within 15 days of the effective date of Executive's termination of employment by the Company if applicable, or such other time as requested by the Company or by Executive. The Accounting Firm shall provide any other Determination requested within 10 days.

     Within 10 days of the delivery of a Determination to Executive, Executive shall have the right to dispute the Determination and such dispute shall be resolved in accordance with Section 17 of this Agreement. Upon the resolution of a dispute under Section 17, the Company shall promptly pay to Executive or the Executive shall pay to the Company, any amount required by such resolution and such resolution shall be binding, final and conclusive upon the Company and Executive. If there is no dispute, the Determination shall be binding, final and conclusive upon the Company and Executive. Nothing herein shall limit the parties' respective rights in the event that an applicable government taxing authority or a court, in a final, nonappealable order or decision, takes a position which is inconsistent with a non-disputed Determination or a final and conclusive resolution of a disputed Determination.

     10. GENERAL RELEASE. Acceptance by Executive of any amounts pursuant to Sections 8 or 9 shall constitute a full and complete release by Executive of any and all claims Executive may have against the Company, any of its past, present or future shareholders or any of their respective officers, directors and affiliates (past, present or future), including, but not limited to, claims he might have relating to Executive's employment and/or cessation of employment with the Company, including without limitation, tort, contract and common law claims and claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Washington Law Against Discrimination, or any other similar federal, state or local statute, rule or regulation; provided that, there shall be excluded from the scope of such general release the following:

               (i) claims that Executive may have against the Company for reimbursement of reasonable and necessary business expenses incurred by him during the course of his employment;

               (ii) claims that may be made by the Executive for payment of accrued Base Salary or stock options properly due to him as provided in this Agreement; and

               (iii) claims respecting matters for which the Executive is entitled to be indemnified under the Company's Certificate of Incorporation or Bylaws or indemnification agreements, respecting third party claims asserted or third party litigation pending or threatened against the Executive.

A condition to Executive's receipt of any amounts pursuant to Sections 8 or 9 shall be Executive's execution and delivery of a general release as described above with appropriate provisions as necessary to insure the release is valid and enforceable under applicable laws, including the Older Workers Benefit Protection Act. Such payment shall be considered independent consideration made in exchange for such release. In exchange for such release, the Company shall, if Executive's employment is terminated without Cause, provide a release to Executive, but only with respect to claims against Executive that are actually known to the Company as of the time of such termination.

     11. NONSOLICITATION OF EMPLOYEES. For a period of two years after the termination or cessation of his employment with the Company for any reason whatsoever, Executive shall not, on his own behalf or on behalf of any other person, partnership, association, corporation, or other entity, solicit or in any manner attempt to influence or induce any employee of the Company or its subsidiaries or affiliates (known by the Executive to be such) to leave the employment of the Company or its subsidiaries or affiliates, nor shall he use or disclose to any person, partnership, association, corporation or other entity any information obtained while an employee of the Company concerning the names and addresses of the Company's employees.

     12. EQUITABLE RELIEF. Executive acknowledges that the restrictions contained in Sections 7 and 11 are, in view of the nature of the business of the Company, reasonable and necessary to protect the legitimate interests of the Company, that the Company would not have entered into this Agreement in the absence of such restrictions, and that any violation of any provisions of those sections will result in irreparable injury to the Company. Executive also acknowledges that the remedy at law for any violation of these restrictions will be inadequate and that the Company shall be entitled to temporary and permanent injunctive relief prohibiting any such violation, without the necessity of proving actual damages or the posting of a bond, and that the Company shall be further entitled to an equitable accounting of all earnings, profits and other benefits arising from any such violation, which rights shall be cumulative of and in addition to any other rights or remedies to which the Company may be entitled. In the event of any such violation, the Company shall be entitled to commence an action for temporary and permanent injunctive relief and other equitable relief in any court of competent jurisdiction and Executive further irrevocably submits to the jurisdiction of any federal or state court in the geographical jurisdiction of Seattle, Washington over any suit, action or proceeding arising out of or relating to any asserted violation of Section 7 or 11. Executive hereby waives, to the fullest extent permitted by law, any objection that he may now or hereafter have to the jurisdiction of any federal or state court in the geographical jurisdiction of Seattle, Washington or to the venue of any such suit, action or proceeding brought in such a court and any claim that such suit, action or proceeding has been brought in an inconvenient forum. Effective service of process may be made upon Executive by mail under the notice provisions contained in Section 18(h).

     13. SEVERABILITY. The parties hereto intend all provisions of this Agreement, including Sections 7 and 11 hereof, to be enforced to the fullest extent permitted by law. Accordingly, should a court of competent jurisdiction determine that the scope of any provision of this Agreement, including Section 7 or 11 hereof, is too broad to be enforced as written, the parties intend that the court reform the provision to such narrower scope as it determines to be reasonable and enforceable. In addition, however, Executive agrees that the nonsolicitation and nondisclosure agreements set forth above each constitute separate agreements independently supported by good and adequate consideration and shall be severable from the other provisions of, and shall survive, this Agreement. The existence of any claim or cause of action of Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants of Executive contained in the nonsolicitation and nondisclosure agreements. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never constituted a part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added as part of this Agreement, a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

     14. LIABILITY OF EXECUTIVE. Executive assumes no responsibility under this Agreement, other than to perform the services to be performed hereunder in good faith and to maintain the confidentiality of any confidential or secret
information of the Company pursuant to Section 7.   Executive shall not be
liable to the Company, except by reason of acts constituting bad faith, willful misfeasance, gross negligence or reckless disregard of his duties.

     15. DIRECTOR'S AND OFFICER'S INSURANCE. The Company shall maintain directors' and officers' insurance policies during the Term and for a period of twelve months thereafter on substantially the same terms as the Company's current policies; PROVIDED THAT, if any insurer shall cancel or refuse to renew any such policy and the Company is unable to obtain a replacement policy on substantially the same terms reasonably satisfactory to Executive, the Company shall exercise in a timely manner any and all options thereunder, and pay any and all premiums or other charges necessary, to extend the period during which claims may be made thereunder; PROVIDED FURTHER THAT, the Company shall not be required to pay such premiums or other charges necessary to extend such period if they are substantially in excess of the premiums in effect on the date hereof. If the Company fails to maintain directors' and officers' insurance at any time during the Term, Executive may terminate this Agreement immediately and such termination shall be treated (A)as a termination under 8(a)(i) hereof if such failure occurs prior to a Change in Control and (B) as a termination by the Executive for Good Reason if such failure occurs on or after the occurrence of a Change in Control.

     16. OTHER BUSINESS ACTIVITIES. The Company acknowledges and agrees that Executive may perform consulting services for other persons; provided that, Executive may not perform consulting or other services for any retail apparel chain that is competitive with the Company or its subsidiaries in any geographical area in which the Company or any of its subsidiaries engages in business. Subject to the foregoing proviso, nothing in this Agreement shall restrict or limit the right of Executive, the Company or their respective affiliates or associates to engage in whatever activities they choose, and none of them shall, as a result of this Agreement, have any obligation to offer any interest in such activities to any party hereto.

     17.  ARBITRATION - EXCLUSIVE REMEDY.

          (a) Except as otherwise provided herein, the parties agree that the exclusive remedy or method of resolving all disputes or questions arising out of or relating to this Agreement shall be arbitration. Arbitration shall be held in Seattle, Washington, presided over by one arbitrator. Any arbitration may be initiated by either party by written notice ("Arbitration Notice") to the other party specifying the subject of the requested arbitration.

          (b) If the parties are unable to mutually select an arbitrator to hear the matter, then the American Arbitration Association, upon application of the initiating party, shall provide a panel of arbitrators from which the parties shall select one to hear the matter.

          (c) The arbitration proceeding shall be conducted in accordance with the Rules for Resolution of Employment Disputes of the American Arbitration Association. The administrative costs of arbitration (including the expense of a party in preparing for and presenting the party's case at the arbitration and of the fees and expenses of legal counsel to a party, all of which shall be borne by that party), shall be borne by the Company only if Executive receives substantially the relief sought by him in the arbitration; otherwise, the costs shall be borne equally between the parties. The arbitration determination or award shall be final and conclusive on the parties, and judgment upon such award may be entered and enforced in any court of competent jurisdiction.

     18.  MISCELLANEOUS.

          (a) ASSIGNMENT. The Company shall have the right to assign this Agreement to its successors or assigns. The terms "successors" and "assigns" shall include any person, corporation, partnership or other entity that buys all or substantially all of the Company's assets or all of its stock, or with which the Company merges or consolidates. The rights, duties and benefits to Executive hereunder are personal to him, and no such right or benefit may be assigned by him.

          (b) GOVERNING LAW. THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE STATE OF WASHINGTON AND FOR ALL PURPOSES SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF SAID STATE APPLICABLE TO CON TRACTS MADE AND TO BE PERFORMED WITHIN SAID STATE WITHOUT CONSIDERATION OF ANY CONFLICTS OF LAW PROVISIONS THEREOF.

          (c) ENTIRE AGREEMENT. This Agreement evidences the entire understanding and agreement of the parties hereto relative to the employment arrangement between Executive and the Company and the other matters discussed herein. This Agreement supersedes any and all other agreements and understandings, whether written or oral, relative to the matters discussed herein.

          (d) SEVERABILITY. The remedies provided herein are cumulative and not exclusive of any remedies provided by law. If any term, provision covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their reasonable efforts to find and employ a valid, legal, nonvoid and enforceable alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

          (e) AMENDMENTS/WAIVERS. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

          (f) HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          (g) COUNTERPARTS. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

          (h) NOTICES. Any notices, consents, demands, requests, approvals and other communications to be given under this Agreement by either party to the other must be in writing and must be either (i) personally delivered, (ii) mailed by registered or certified mail, postage prepaid with return receipt requested, (iii) delivered by overnight express delivery service or same-day local courier service, or (iv) delivered by telex or facsimile transmission, to the address set forth below, or to such other address as may be designated by the parties from time to time in accordance with this Section 18(a):

If to the Company:            Lamonts Apparel, Inc.
                              12413 Willows Road N.E.
                              Kirkland, Washington  98034
                              Attention:  Chief Financial Officer
                              Facsimile:  (425) 814-9749

With a copy (which
shall not constitute
notice) to:                   Heller Ehrman White & McAuliffe
                              525 University Avenue
                              Palo Alto, California 94301
                              Facsimile:  (650) 324-0638
                              Attention:  Henry Lesser

If to Executive:              Loren R. Rothschild
                              1201 Tower Grove Drive
                              Beverly Hills, California  90210
                              Facsimile:  (310) 276-1784

     Notices delivered personally or by overnight express delivery service or by local courier service are deemed given as of actual receipt. Mailed notices are deemed given three business days after mailing. Notices delivered by telex or facsimile transmission are deemed given upon receipt by the sender of the answer back (in the case of a telex) or transmission confirmation (in the case of a facsimile transmission).

          (i) NO DUTY TO MITIGATE. Executive shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Agreement be reduced by any compensation earned by him as a result of employment by another employer or by retirement benefits after the termination date, or otherwise.

          (j) ESTATE. If Executive dies prior to the expiration of the Term or during a period when monies are owing to him, any monies that may be due him from the Company under this Agreement as of the date of his death shall be paid to his estate when and as otherwise payable.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth in the first paragraph.

LAMONTS APPAREL, INC.


 /s/ Alan Schlesinger
-------------------------------------
Alan Schlesinger,
Chairman of the Board,
President and Chief Executive Officer

EXECUTIVE


 /s/ Loren R. Rothschild
-------------------------------------
Loren R. Rothschild

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